COUNTRYWIDE CREDIT INDUSTRIES, INC. AND SUBSIDIARIES
      EXHIBIT 12.1 - COMPUTATION OF THE RATIO OF EARNINGS TO FIXED CHARGES
                          (Dollar amounts in thousands)



The following table sets forth the ratio of earnings to fixed charges of the Company for the three months ended May 31, 1999 and 1998 and for the five fiscal years ended February 28, 1999 computed by dividing net fixed charges (interest expense on all debt plus the interest element (one-third) of operating leases) into earnings (income before income taxes and fixed charges).

                                 Three Months Ended
                                       May 31,                       Fiscal Years Ended February 29(28),
                               -------------------------- ------------------------------------------------------------------
                                  1999          1998         1999          1998         1997         1996          1995
                               ------------ ------------- ------------ ------------- ------------ ------------ -------------
Net earnings                    $103,379      $90,754      $385,401     $344,938      $257,358     $195,720      $ 88,407
Income tax expense                66,095       58,023       246,404      220,563       164,540      130,480       58,938
Interest charges                 247,741      231,235       983,829      568,359       423,447      337,655       267,685
Interest portion of rental
  Expense                          4,798        3,107        14,898       10,055         7,420        6,803         7,379

                               ------------ ------------- ------------ ------------- ------------ ------------ -------------

Earnings available to cover
  fixed charges                 $422,013     $383,119     $1,630,532   $1,143,915     $852,765     $670,658      $422,409
                               ============ ============= ============ ============= ============ ============ =============

Fixed charges
  Interest charges              $247,741     $231,235      $983,829     $568,359      $423,447     $337,655      $267,685
  Interest portion of rental
    Expense                        4,798        3,107        14,898       10,055         7,420        6,803         7,379
                               ------------ ------------- ------------ ------------- ------------ ------------ -------------

      Total fixed charges       $252,539     $234,342      $998,727     $578,414      $430,867     $344,458     $275,064
                               ============ ============= ============ ============= ============ ============ =============

Ratio of earnings to fixed
  charges                           1.67         1.63          1.63         1.98          1.98         1.95         1.54
                               ============ ============= ============ ============= ============ ============ =============